                                                                  EXHIBIT 10.1
                    EMPLOYMENT AND NONCOMPETITION AGREEMENT


  THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made this 4th day of May, 1995, by and between Young Dental Manufacturing Company, a Missouri corporation (the "Corporation") and Richard C. Nemanick, Sr. ("Employee"), an individual residing at 900 Cabernet, Town & Country, Missouri 63017.

                                  WITNESSETH:

  WHEREAS, Corporation has entered into a certain Stock Purchase Agreement ("Purchase Agreement") of even date herewith by and between, among others, Corporation and Lorvic Holdings, Inc., a Delaware corporation ("Lorvic Holdings"), whereby Corporation shall acquire all of the outstanding stock of Lorvic Holdings;

  WHEREAS, Lorvic Holdings is the sole stockholder and parent corporation of The Lorvic Corporation, a Delaware corporation ("Lorvic Corporation");

  WHEREAS, Employee has heretofore been President and Chief Executive Officer of Lorvic Corporation; and

  WHEREAS, Corporation desires to employ Employee after the consummation and closing of the Purchase Agreement and Employee desires to accept such employment.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, the adequacy of which is hereby acknowledged, Corporation and Employee hereby agree as follows.

                                 I.  EMPLOYMENT

  Corporation employs Employee, and Employee accepts employment by Corporation upon all of the terms and conditions set out in this Agreement.

                            II. POSITIONS AND DUTIES

  2.1 POSITIONS. Employee shall serve in the following positions during the term of this Agreement:

  A. Senior Vice President of Corporate Affairs of Corporation.

  B. Member of the Board of Directors of Corporation so long as Corporation remains a privately held corporation. In the event that Corporation becomes a publicly held company, Employee may continue to serve as a Director of Corporation at the discretion of the Shareholders of Corporation.

  C. Member of the Executive Committee of Corporation.

  D. Employee shall serve as (i) President of Lorvic Corporation in the event that, after the consummation of the Purchase Agreement, Lorvic Corporation is operated as a separate subsidiary corporation of Corporation, or (ii) General Manager of the operations of the former Lorvic Corporation in the event that Lorvic Corporation is operated as a division of Corporation ("Lorvic Division"). Employee shall serve as President or General Manager only to the extent that Lorvic Corporation or Lorvic Division continues to conduct its primary operations and maintains its operating facility at 8810 Frost Avenue, St. Louis, Missouri 63134.

  2.2 DUTIES, RESPONSIBILITIES AND INVOLVEMENT. Employee's duties, responsibilities and involvement shall include, without limitation:

  A. As President of Lorvic Corporation or General Manager of Lorvic Division, Employee's duties shall include, without limitation, the supervision and oversight of the day to day operations of Lorvic Corporation or Lorvic Division, including personnel matters, and, generally, the performance of all duties typically vested in the chief executive officer of a corporation, all to the extent and in the manner prescribed by the Bylaws of Corporation, the Board of Directors of Corporation or, in the absence of Board direction, the President of Corporation. Employee shall report to the Board of Directors and to the President of Corporation.

  B. Involvement in product research and development for Corporation, Lorvic Corporation and/or Lorvic Division.

  C. Involvement in mergers and acquisitions concerning Corporation, Lorvic Corporation and/or Lorvic Division.

  D. Involvement in the regulatory affairs of Corporation, Lorvic Corporation and/or Lorvic Division.

  E. Responsibility and control over the major customer relations matters involving any original equipment manufacturer (OEM) of Lorvic Corporation and/or Lorvic Division.

  2.3 COMMITMENT TO CORPORATION. Employee shall devote so much of Employee's time, attention and energies to the business of Corporation as shall be necessary for the performance of his responsibilities hereunder, and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage. This shall not be construed as preventing Employee from investing Employee's assets in such form or manner as will not require any services on the part of Employee in the operation or affairs of the entities in which such investments are made.

  2.4 COMPLIANCE. Employee agrees to abide by the Articles of Incorporation and By-Laws of Corporation and such reasonable rules and regulations as are adopted from time to time by the Board of Directors of Corporation which are not inconsistent with this Agreement and which are communicated to Employee.

                            III.  TERM OF EMPLOYMENT

  3.1 INITIAL TERM. The initial term of Employee's employment under this Agreement shall commence on May 5th, 1995 ("Effective Date"), and shall continue for a period of three (3) years until midnight on May 5th, 1998 unless terminated as provided in this Agreement.

  3.2 RENEWAL OR ADJUSTMENT. At the end of the initial term, this Agreement may be extended, renewed or adjusted upon the mutual agreement of Corporation and Employee.

                               IV.  COMPENSATION

  4.1 REGULAR COMPENSATION. For all services rendered by Employee in any capacity, Employee shall be entitled to receive regular compensation at the rate determined in accordance with the provisions of the attached Schedule 1. Such compensation shall be payable in accordance with the Corporation's normal payroll procedures as determined from time to time by the Board of Directors of Corporation.

  4.2 WITHHOLDING. All payments of regular compensation shall be less such amounts as are required to be withheld by federal, state or local law.

                                   V.  BONUS

  5.1 ANNUAL BONUS. Employee shall be entitled to participate in an annual bonus, on terms comparable to those for other Senior Officers of Corporation under any then existing bonus program of Corporation; provided, however, that Employee is not in breach of this Agreement. Any bonus shall be at the discretion of the Board of Directors of Corporation.

  5.2 STOCK OPTIONS. Employee shall be entitled to receive options to purchase stock in Corporation ("Stock Options") on comparable terms and conditions as other Senior Officers of Corporation if Corporation adopts a stock option plan.

                              VI.  FRINGE BENEFITS

  Employee shall be entitled to participate with other employees of Corporation, so long as Employee meets the applicable eligibility requirements, in such employee fringe benefit plans as may be authorized and adopted from time to time by the Board of Directors of Corporation, including, but not limited to, those fringe benefits that are listed in the attached Schedule 2. Further, Corporation may furnish, withdraw or modify such other benefits for Employee as the Board of Directors of Corporation shall determine from time to time within its discretion.

                                 VII.  EXPENSES

  Reasonable expenses for promoting the business of Corporation including expenses for transportation, promotion, entertainment, travel, telephone, and similar items shall be subject to reimbursement to the extent authorized for reimbursement by Corporation in accordance with reasonable rules and regulations adopted by the Board of Directors. Such expenses as are so authorized for reimbursement shall be paid for by Corporation or reimbursed to Employee upon Employee's presenting to Corporation an itemized expense statement with respect thereto.

                            VIII.  DEATH OF EMPLOYEE

  In the event of Employee's death during the term of this Agreement (whether Employee is then actively engaged in the performance of services for Corporation or is being compensated for disability), this Agreement shall terminate immediately and Employee's estate shall be entitled to receive from Corporation an amount equal to the compensation due up until the date of Employee's death.

                         IX.  TERMINATION OF EMPLOYMENT

  9.1 TERMINATION BY CORPORATION. Corporation may terminate Employee's employment pursuant to this Agreement in the event that Employee during the term of this Agreement shall be in Actual Default (as defined herein) under any provision of this Agreement, or if Employee has committed acts of gross negligence, dishonesty or misconduct in carrying out his obligations or responsibilities to the Corporation, as determined in the reasonable discretion of the Board of Directors of the Corporation, by giving at least thirty (30) days prior written notice to Employee of Corporation's intention to terminate this Agreement. In the event of such termination by Corporation, Employee shall have the right to reasonable access to documents and records of Corporation in a subsequent investigation by Employee challenging the grounds for termination.

  In the event of such termination by Corporation, Corporation shall be obligated to continue to pay Employee the salary due Employee under this Agreement up to the termination date stated in said written notice so long as Employee continues to be ready, willing and able to perform all of Employee's duties in accordance with this Agreement.

  9.2 TERMINATION BY EMPLOYEE. Employee may terminate Employee's employment pursuant to this Agreement in the event that Corporation, during the term of this Agreement, shall be in Actual Default (as defined herein) under any provision of this Agreement, by giving at least sixty (60) days prior written notice to Corporation of Employee's intention to terminate this Agreement.

  In the event of any such termination by Employee, Corporation shall continue to pay Employee the salary due Employee under this Agreement up to the termination date stated in Employee's written notice so long as Employee continues to perform all of Employee's duties in accordance with the terms of this Agreement and so long as there is no earlier termination date under any notice given by Corporation.

  9.3 COOPERATION BY EMPLOYEE. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of Employee's pending work on behalf of Corporation and the orderly transfer of any such pending work to such other employees of Corporation as may be designated by the Corporation; and to that end Corporation shall be entitled to such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination.

  9.4 SETTLEMENT OF ACCOUNTS. After any termination of this Agreement, all compensation and amounts due to Employee with respect to work performed or expenses incurred prior to the date of termination shall be reconciled with amounts due to Corporation from Employee. Each party shall be entitled to offset against any amounts that may be due to the other party such amounts as are due from such other party to it or him. The parties shall proceed expeditiously to accomplish the foregoing, and the resulting amount due from one party to the other shall be paid promptly after it is determined.

                             X.  FILES AND RECORDS

  All files, records, documents, reports and so forth concerning customers of Corporation, including, without limitation, clients and customers consulted, interviewed or served by Employee during the term of this Agreement shall belong to and remain the property of Corporation.

                         XI.  CONFIDENTIAL INFORMATION

  11.1 NONDISCLOSURE BY EMPLOYEE. Employee will not, except as authorized by Corporation, during or at any time after the termination of Employee's employment with Corporation, directly or indirectly, use for himself or others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any secret or confidential information, knowledge or data of Corporation or that of third parties obtained by Employee during the period of his employment with Corporation and such information, knowledge or data includes, without limitation, the following:

  a) Secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, manufacturing techniques, inventions, computer programs, and similar items or research projects involving such items;

  b) Secret or confidential matters of a business nature such as, but not limited to, information about costs, purchasing, profits, market, sales or lists of customers; or

  c) Secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.

  11.2 SURRENDER OF INFORMATION. Employee, upon termination of his employment with Corporation, or at any other time upon Corporation's written request, shall deliver promptly to Corporation all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, lists of customers, and all other materials and copies thereof relating in any way to Corporation's business which contain confidential information and which were in any way obtained by Employee during the term of his employment with Corporation which are in his possession or under his control; and Employee will not make or retain any copies of any of the foregoing and will so represent to Corporation upon termination of his employment.

  11.3 NOTIFICATION OF SUBSEQUENT EMPLOYERS. Corporation may notify any person, firm, or corporation employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement.

  11.4 REMEDIES. Employee understands and acknowledges that such confidential information or other commercial ideas mentioned herein are unique and that the disclosure or use of such matters or any other secret or confidential information other than in furtherance of the business of Corporation would reasonably be expected to result in irreparable harm to Corporation; and that in addition to whatever other remedies Corporation and/or its successors or assigns may have at law or in equity, Employee specifically covenants and agrees that, in the event of default under or breach of this Agreement, Corporation and/or its successors and assigns shall be entitled to apply to any court of competent jurisdiction to enjoin any breach, threatened or actual, of the foregoing covenants and promises by Employee, and/or to sue to obtain damages for default under or any breach of this Agreement. In the event of default under or breach of this Agreement, Employee hereby agrees to pay all costs of enforcement and collection of any and all remedies and damages under this Agreement, including reasonable attorneys' fees as determined by a court of competent jurisdiction.

                        XII.  LIMITATION ON COMPETITION

  12.1 NONCOMPETITION AGREEMENT. During the period of employment and for a period of two (2) years after expiration or termination of this Agreement, for cause or by Employee, Employee shall not, within the United States of America, directly or indirectly as an owner, employee, consultant or otherwise, individually or collectively, acquire an interest in, become an employee of or consultant to a dental manufacturing or distribution business. Employee agrees that the area, in light of the character of the industry, and the duration of this limitation are reasonable under the circumstances, considering Employee's position with Corporation and other relevant factors, and that in all likelihood this will not constitute a serious handicap to Employee in securing future employment.

  12.2 NONSOLICITATION AGREEMENT. Employee will not, either during employment or during the period of two (2) years after expiration or termination of this Agreement, for cause or by Employee, directly or indirectly, either for himself or for any other person, firm, or corporation, take any action or perform any services which are designed to or in fact call upon, compete for, solicit, divert, or take away, or attempt to divert or take away, any of the customers of Corporation; this prohibition includes customers existing at the present time or prospective or past customers solicited, sold to or served by Corporation during the five (5) years prior to termination or expiration of this Agreement.

  12.3 NON-HIRE AGREEMENT. Employee will not, either during employment or during the period of two (2) years after expiration or termination of this Agreement, for cause or by Employee, directly or indirectly, either for himself or for any other person, firm, or corporation, induce, employ or attempt to employ any person who is at that time, or has been within six (6) months immediately prior thereto, employed by Corporation.

  12.4 REMEDIES. It is further agreed that, if Employee shall violate the foregoing prohibitions, Corporation shall be entitled to seek specific performance of these covenants, and Employee shall pay all costs and attorneys' fees, as determined by a court of competent jurisdiction, incurred by Corporation in enforcing the aforesaid covenants if Corporation is successful in so doing after a final adjudication of the matter. If any of the foregoing covenants is not enforceable to the full extent provided, it shall be and remain enforceable to the extent permitted by law, and a court is authorized by the parties to modify such covenant to make it reasonable and, as so modified, enforce it.

  12.5 TERMINATION OF PROVISIONS. Notwithstanding the provisions hereof regarding termination of this Agreement, the provisions of this Section shall remain in full force and effect (including any extensions or renewals) provided for hereunder. However, in the event that this Agreement is terminated as a result of (i) Corporation being in Actual Default, (ii) Corporation filing for bankruptcy, having an involuntary petition filed against it which is not dismissed within sixty (60) days, ceasing operations, dissolving or becoming insolvent, or (iii) Corporation terminating Employee without cause, the provisions of this Article shall be null and void.

                           XIII.  BINDING ARBITRATION

  Except for matters arising under Article XII, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association at a mutually convenient location agreed to by the parties or the arbitrators, and the parties hereby agree to be bound by the results thereof. Each party shall choose one arbitrator and a third arbitrator shall be chosen by the two arbitrators so chosen by the parties. A judgment upon any award rendered by a majority opinion of the arbitrators so chosen may be entered in any court having jurisdiction thereof.

                              XIV.  ACTUAL DEFAULT

  In the event either party believes that the other party has failed to fulfill any of his or its obligations under this Agreement, the party aggrieved by such default shall give the other party written notice of such default specifying the nature thereof. If within thirty (30) days after the giving of such notice, the alleged defaulting party has failed or refused to remedy such default, the party aggrieved by such alleged default may by notice in writing declare the alleged defaulting party to be in actual default ("Actual Default") of this Agreement and proceed in the manner otherwise provided for herein. The provisions of this Section are intended to provide a means whereby the party alleged to be in default under this Agreement will have an opportunity to cure any such alleged default before the aggrieved party shall be entitled to attempt to terminate this Agreement. The giving of such notice and the expiration of the thirty
(30) day period provided for herein shall not, however, prevent the alleged defaulting party from establishing that no default did in fact exist.

                            XV.  GENERAL PROVISIONS

  15.1 WAIVER. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

  15.2 SEVERABILITY. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent.

  15.3 NOTICES. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and personally delivered or sent by registered or certified mail to the last known residence address of Employee or to Corporation at its principal office at 13705 Shoreline Court East, Earth City, Missouri 63045 or such other place as it may subsequently designate in writing.

  15.4 GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Missouri.

  15.5 SECTION HEADINGS. The section headings contained in this Agreement are for convenience only and shall in no manner be construed to limit or define the terms of this Agreement.

  15.6 COUNTERPARTS. This Agreement shall be executed in two or more counterparts, each of which shall be deemed an original and together they shall constitute one and the same Agreement, with at least one counterpart being delivered to each party hereto.

  15.7 ASSIGNABILITY. Corporation shall have the right to assign this Agreement to a third party which purchases substantially all of the then assets of the business formerly operated by it.

  15.8 SUCCESSORS AND ASSIGNS BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

  15.9 ENTIRE AGREEMENT. This is the entire and only Agreement between the parties respecting the subject matter hereof. This Agreement may be modified only by a written instrument executed by all parties hereto.

  IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed by and its corporate seal to be affixed by its duly authorized officers, and Employee has executed this Agreement as of the date first written above.


             THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION
                     WHICH MAY BE ENFORCED BY THE PARTIES.


                                      YOUNG DENTAL MANUFACTURING COMPANY


                                      By:/s/ George E. Richmond
                                         --------------------------------

                                         Name: George E. Richmond
                                              ---------------------------

                                         Its:  President
                                             ----------------------------



                                      EMPLOYEE:

                                      /s/ Richard C. Nemanick
                                      -----------------------------------
                                      RICHARD C. NEMANICK

                                   SCHEDULE 1


  This constitutes Schedule 1 to the Employment and Noncompetition Agreement between Young Dental Manufacturing Company, a Missouri corporation (the "Corporation"), and Richard C. Nemanick ("Employee").


                                  Compensation

  Employee shall be entitled to minimum compensation during the term of this Agreement of One Hundred Forty Thousand dollars ($140,000) annually, excluding any bonus compensation. Eighty-five Thousand dollars ($85,000) of the above-referenced amount shall be payable as salary, and Fifty-five Thousand dollars ($55,000) shall be attributable to the noncompetition provisions of this Agreement.

  Employee shall be entitled to consideration for annual increases in compensation, as determined by the Board of Directors of Corporation using the Corporation's standard procedures and criteria in determining salary increases for Senior Officers of Corporation.

                                   SCHEDULE 2


  This constitutes Schedule 2 to the Employment and Noncompetition Agreement between Young Dental Manufacturing Company, a Missouri corporation (the "Corporation"), and Richard C. Nemanick ("Employee").


  Fringe benefits of Employee shall include:

  1. Company car. Comparable to what Employee has at the execution of this Agreement.

  2. Insurance: Health insurance coverage comparable to the Lorvic Corporation coverage prior to the execution of this Agreement; provided that, if Lorvic Corporation employees generally are covered by Corporation's health plan, Employee will be entitled to participate in that plan.

  3. Retirement Plans: Participation in all retirement plans generally available to Senior Officers of Corporation.

  4. Vacation. Employee shall be entitled to paid vacation time during each year of this Agreement in accordance with the established policies of Corporation, provided, however, that Employee shall be entitled to a minimum of three (3) weeks of paid vacation annually. The time or times (consecutive or separate) when such weeks of vacation are scheduled in each year shall be determined to the mutual satisfaction of Employee and Corporation.

  5. Holidays. Employee shall also be entitled to the same paid holidays as are available to other executive employees of Corporation.





                                     -2-